Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (including all Addenda hereto, the “Agreement”) is entered into by and between 3Com Corporation, a Delaware corporation (“3Com” or the “Company”) and Dennis Connors (the “Executive”).  3Com and the Executive shall each individually be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Executive has been employed with the Company as its Executive Vice President – Worldwide Operations (“EVP”).

WHEREAS, the Parties have mutually agreed that the Executive will step down as EVP and will continue employment with the Company for a certain period in a non-executive capacity in order to render services on various matters of importance to 3Com;

WHEREAS, the Parties have mutually agreed that the Executive’s employment with the Company will terminate no later than December 31, 2004 in a manner that is amicable and satisfactory to both Parties;

WHEREAS, the Executive may be eligible to receive certain severance benefits as a result of his separation from employment with the Company under the terms and conditions of his Management Retention Agreement, effective July 15, 2003;

WHEREAS, the Executive agrees to release the Company from any and all claims arising from or relating to his employment with 3Com and the termination thereof;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Transition of Employment Status.  The Executive hereby agrees that his position as EVP will terminate effective as of October 16, 2004 (“Transition Date”).  The Executive agrees that he will use his best efforts to fulfill his duties and responsibilities as EVP until the Transition Date.  During the period between the Transition Date and the Termination Date, the Executive will continue employment with 3Com in a non-executive capacity, the title and duties of which will be determined by the Company’s Chief Executive Officer.  Effective as of the first regularly scheduled pay period following the Transition Date, the Executive shall receive a base salary of Four Thousand Six Hundred Eighty-Seven Dollars and Fifty Cents ($4,687.50) per semi-monthly pay period ($112,500.00 annualized), less all applicable taxes and withholdings, commensurate with the 75% reduction in hours that the Executive will be expected to work after the Transition Date in his non-executive capacity.  The Company’s payment and/or reimbursement of the Executive’s extended business commuting expenses set forth in the letter agreement dated June 1, 2003 (as amended) shall terminate effective as of the Transition Date.  3Com will reimburse the Executive for all authorized, reasonable business and travel expenses incurred after the Transition Date in the course of the Executive’s non-executive duties.  The Executive shall not accrue any Personal Time Off (PTO) after the Transition Date.  However, the Executive shall continue to have the right to participate in the Company’s non-executive benefits plans to the same extent and at the same levels that he is participating as of the Transition Date.  The Executive will not be eligible to receive any bonus payment pursuant to the Company’s 3Bonus program for his work during the Company’s FY 2005.

2.             Termination of Employment.  The Executive agrees that his employment with the Company shall terminate effective December 31, 2004 unless the Executive elects to terminate his employment earlier than that date by providing at least fourteen (14) days’ advance written notice to the Company’s Chief Executive Officer.  Upon the termination of the Executive’s employment, the

Executive will receive payment for all accrued, unused PTO at his rate of pay immediately preceding the Transition Date.  The Executive’s last day of employment with the Company shall be referred to herein as the “Termination Date”.

3.             Executive Severance Benefits.  In consideration for and contingent upon his execution and non-revocation of this Agreement, and the Supplemental Release Agreement attached hereto as Addendum I (which shall be executed no earlier than the Termination Date), the Company agrees to provide the Executive with the following benefits:

a.             Severance Payment.  Within thirty (30) days following 3Com’s receipt of the Executive’s executed copy of the Supplemental Release Agreement attached hereto as Addendum I (which shall be executed no earlier than the Termination Date) but in no event earlier than the Company’s first scheduled payroll date in 2005 (on January 14, 2005), the Company shall make a lump sum severance payment to the Executive in the amount of Seven Hundred Eighty-Seven Thousand Five Hundred Dollars ($787,500.00), less all applicable taxes and withholdings, payable via direct deposit through the Company’s regular payroll practices.  This lump sum payment will not be subject to deductions for 401(k) contributions, health and welfare benefit premiums, or Employee Stock Purchase Plan contributions.  The gross amount of the severance payment shall include the Executive’s annual base salary of Four Hundred Fifty Thousand Dollars ($450,000.00) and the Executive’s full annual target bonus of Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500.00) (“Annual Target Bonus”).

b.             Pro-Rated Bonus Payment.  Within thirty (30) days following 3Com’s receipt of the Executive’s executed copy of the Supplemental Release Agreement attached hereto as Addendum I (which shall be executed no earlier than the Termination Date) but in no event earlier than the Company’s first scheduled payroll date in 2005 (on January 14, 2005), the Company shall make a lump sum severance payment to the Executive in the amount of Two Hundred and Thirty-Five Thousand Dollars ($235,000.00).  The payment under this Section 3(b) shall constitute and shall be in complete fulfillment of the pro-rated bonus payment provided for in Section 3(a)(iii) of the Executive’s Management Retention Agreement and shall be payable via direct deposit through the Company’s regular payroll practices.

c.             Benefits Continuation.  The Company shall provide Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to the Executive immediately prior to the Termination Date and at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Termination Date (the “Company-Paid Coverage”).  If such coverage included the Executive’s dependents immediately prior to the Termination Date, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue until the earlier of (i) two years from the Termination Date, or (ii) the date upon which the Executive and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide the Executive and his dependents with comparable benefits and levels of coverage.  For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive and his dependents shall be the Termination Date, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.  Any such continuation of Company-Paid Coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

d.             Accelerated Vesting and Extended Exercise of Equity Compensation.  Effective as of the Termination Date, one hundred percent (100%) of the Executive’s unvested stock options, restricted stock and other Company-issued equity compensation shall be fully and completely vested.  In addition, the exercise period for the Executive’s vested stock options shall be extended to the earlier of:  (1) the one year anniversary of the Executive’s Termination Date; or (2) the original term of the option grant.  Except as provided in this Section 3(d), the Executive’s stock options, restricted stock and other Company-issued equity compensation shall be governed by the terms and conditions of the applicable plan documents and the Executive’s agreements relating thereto.  The Executive understands and agrees that he is required to make arrangements reasonably satisfactory to the Company to facilitate the Company’s compliance with all federal and state tax and withholding requirements as a condition to exercising his vested stock options, and receiving his restricted stock and/or other Company-issued equity compensation.

4.             Payment for Golden Parachute Excise Taxes.  In the event that any severance benefits provided to the Executive pursuant to Section 3 above (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) are subject to any excise tax imposed under Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the applicable regulations issued by the U.S. Department of the Treasury, is equal to or greater than the product obtained by multiplying 3.59 by the Executive’s “base amount” as defined by Section 280G(b)(3) of the Code, then the Executive shall receive: (i) a payment from the Company sufficient to pay such excise tax; and (ii) an additional payment from the Company sufficient to pay any excise tax and the federal and state income and employment taxes arising from the payment made by the Company pursuant to subsection (i) above.

5.             Release of Claims.   In exchange for the executive severance benefits set forth in Section 3 above, the Executive hereby irrevocably and unconditionally releases 3Com and its parents, subsidiaries, predecessors, successors, affiliates and joint ventures, and all of their directors, officers, employees, representatives, attorneys, agents, insurers, assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the “Released Parties”) from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Executive has, had or may have had arising from or relating to his employment with 3Com and the termination thereof (“Claims”).  The Executive understands that the Claims that he is hereby releasing include, but are not limited to:

a.     Any and all Claims that in any way arise from or relate to the Executive’s employment with 3Com or the termination of that employment, such as claims for compensation, bonuses, commissions, benefits, reimbursements, lost wages, or unused accrued PTO;

b.     Any and all Claims that in any way arise from or relate to the design or administration of any employee benefit program;

c.     Any and all Claims that arise from or relate to any severance or similar benefits or to post-employment health or group insurance benefits not expressly set forth in Section 3 above, including without limitation any and all Claims to benefits or compensation under the Executive’s Management Retention Agreement, as amended, and the Company’s Section 16 Officer Severance Plan;

d.     Any and all Claims based on a contract, any employment or wrongful discharge claims or tort claims, and any and all Claims based on a federal, state or local law, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Fair Labor Standards Act, Massachusetts General Laws ch. 151B, all as may have been amended, and any other federal, state, or local common law, statute, regulation, or ordinance of any other type or kind.

The Executive understands that he is hereby releasing Claims that he may not know about.  Notwithstanding anything to the contrary contained in this Agreement, the Executive’s release of Claims under this Section 5 does not constitute a waiver by the Executive of any rights or benefits that he may have pursuant to (i) this Agreement, (ii) the Company’s 401(k) Plan, and (iii) to any right of indemnification or contribution against the Company under applicable insurance policies, statutory law or Company by-laws, if any, to the same extent available to any other officer of the Company for any third-party claim against him arising from his employment as an officer of the Company.

6.             Rights under the Age Discrimination in Employment Act.  The Executive acknowledges that he has been advised by this Agreement that (a) he should consult with an attorney of his choosing prior to executing this Agreement or the Addenda attached hereto; (b) he has been given twenty-one calendar (21) days within which to consider and execute this Agreement and to the extent that he signs this Agreement prior to the completion of that period he has waived the remainder of that period; (c) that he has seven (7) calendar days following the execution of this Agreement to revoke his signature; and (iv) the Effective Date of this Agreement shall be the eighth (8th) calendar day following his execution of this Agreement.

7.             No Assignment of Claims.  The Executive expressly warrants that he has not assigned any Claim or Claims that he has, had or may have had against any of the Released Parties to any other person or entity.

8.             Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the provision of the executive severance benefits set forth in Section 3 above.  The Executive understands and agrees that the Company will apply the applicable, supplemental, state and federal tax rates to the severance payments made pursuant to Sections 3(a) and 3(b) above.  The Executive further understands and agrees that he is solely responsible for the payment, if applicable, of any other local, state, or federal taxes or withholdings based on the provision of the executive severance benefits by the Company and any penalties or assessments thereon and the Executive hereby agrees to indemnify the Company for any such taxes or withholdings, and any penalties, costs and/or attorneys’ fees arising therefrom.

9.             Employment Agreement Restrictions.  The Executive agrees that his obligations and the Company’s rights and remedies under the Conflicts, Confidential Information and Assignment of Inventions Agreement signed by the Executive, the terms and conditions of which are expressly incorporated into this Agreement, shall remain in full force and effect upon his execution of this Agreement and the Supplemental Release Agreement, and after the Termination Date.  The Executive hereby warrants and represents that he is in compliance with and has not violated the Conflicts, Confidential Information and Assignment of Inventions Agreement.

10.           Cooperation.  The Executive hereby agrees to cooperate with the Company and its legal counsel (internal and external) as the Company may reasonably request at any time in connection with any investigation or litigation relating to any matter in which the Executive was involved during, or has material knowledge of as a result of, his employment with the Company; provided, however, that the Company will attempt to reasonably accommodate the Executive’s schedule and other commitments.

11.           Confidentiality.  The Executive understands and agrees that this Agreement and each and every provision contained herein, including without limitation the existence of this Agreement and executive severance benefits, is confidential and shall not be disclosed to any person or entity, for any reason, without the prior written consent of the Company, unless required by law.  It is agreed, however, that the Executive may discuss the existence and contents of this Agreement to the extent that such information was a matter of public record prior to such disclosure.  The Executive may reveal any of the contents of this Agreement to members of his immediate family, and to his legal and financial advisors, subject to his securing their agreement to maintain the confidentiality of such information.  If the Executive is required by a government entity, a lawfully issued subpoena and/or otherwise required by law to disclose the existence or terms of this Agreement, the Executive agrees to notify the Company in writing no fewer than ten (10) calendar days prior to the date of such disclosure.

12.           Return of Company Property.  The Executive hereby agrees that he will return to 3Com all Company property and equipment in his possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards.  He further warrants and confirms that he will leave intact all electronic Company documents, including those that he developed or helped develop during his employment.

13.           Entire Agreement.  This Agreement and the Conflicts, Confidential Information and Assignment of Inventions Agreement contain all the agreements and promises by and between 3Com and the Executive and supersede any prior agreements or representations between them as to the subjects covered, including, without limitation, the Executive’s offer letter, Management Retention Agreement (as amended), the letter agreement regarding reimbursement of business commuting expenses (as amended), except that any agreements between the Executive and 3Com arising under or relating to the Company’s equity compensation and welfare benefit plans remain in full force and effect.  The Parties agree that no covenants, agreements, representations, or warranties of any kind whatsoever have been made by either Party, except as specifically set forth in this Agreement and the Conflicts, Confidential Information and Assignment of Inventions Agreement.  Should any portion, term, or provision of this Agreement or the Conflicts, Confidential Information and Assignment of Inventions Agreement be declared or determined by any court or other tribunal to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement or the Conflicts, Confidential Information and Assignment of Inventions Agreement, as applicable.  This Agreement is binding upon and will inure to the benefit of the Executive and 3Com and their heirs, administrators, representatives, executors, successors, and assigns.

14.           Voluntary Agreement.  The Executive warrants that he has carefully read and understands the provisions of this Agreement; that he has had sufficient time to consider the Agreement before signing it; that he is entering into this Agreement knowingly and voluntarily, intending that it will have binding legal effect; and that he has been advised by 3Com to consult with an attorney of his own choice and at his own expense concerning the terms of this Agreement prior to signing it.

15.           Waiver.  Any waiver by either Party of any violation, breach of or default under any provision of this Agreement or any other agreements provided for or incorporated herein, by the other Party shall not construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for or incorporated herein.

16.           Costs.  The Parties shall each bear their own costs, attorneys’ fees and other expenses incurred in connection with this Agreement.

17.           Governing Law and Venue.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its laws relating to the choice of laws.  The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts as the exclusive jurisdiction for settling any disputes arising hereunder.

18.           Amendments.  This Agreement may not be modified, amended, supplemented or superseded unless by means of a written document signed by the Executive and the Company’s Chief Executive Officer or General Counsel.

19.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and, taken together, shall constitute an effective, binding agreement by the Parties.

WHEREFORE, the Parties have read this Agreement, have carefully considered its provisions, have had an opportunity to discuss it with their attorneys, and attest that they are fully competent to execute this Agreement and that they fully understand and knowingly accept its terms and conditions in their entirety and without reservation.

Dated as of this 16th day of September, 2004.

/s/ Dennis Connors	/s/ Susan H. Bowman
Dennis Connors	3Com Corporation

Susan H. Bowman
Name

Senior Vice President, Human Resources
Title

ADDENDUM I

SUPPLEMENTAL RELEASE AGREEMENT

WHEREAS, 3Com Corporation (“3Com” or the “Company”) and Dennis Connors (the “Executive”) have mutually agreed that the Executive’s employment with 3Com has terminated effective                      (“Termination Date”);

WHEREAS, the Executive is eligible to receive certain severance benefits as a result of his separation from employment with the Company;

WHEREAS, the Executive agrees to release the Company from any and all claims arising from or relating to his employment with 3Com and the termination thereof;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Termination of Employment.  The Executive’s understands and agrees that his employment with the Company terminated as of the Termination Date and that he has no further duties, responsibilities, powers, or authority with respect to the Company, its business or financial operations.

2.             Payment of Salary, Wages and Benefits.  The Executive acknowledges and agrees that the Company has paid all salary, wages, bonuses, accrued vacation and PTO, business expense reimbursements, and any and all other compensation and benefits due to him by Company as a result of his employment with the Company.

3.             Executive Severance Benefits.  Upon the Executive’s execution and non-revocation of this Supplemental Release Agreement, the Company shall provide the Executive with the executive severance benefits set forth in Section 3 of the Severance Agreement and General Release signed by the Executive on                         .

4.             Release of Claims.  In exchange for the executive severance benefits set forth in Section 3 of the Severance Agreement and General Release, the Executive hereby irrevocably and unconditionally releases 3Com and its parents, subsidiaries, predecessors, successors, affiliates and joint ventures, and all of their directors, officers, employees, representatives, attorneys, agents, insurers, assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the “Released Parties”) from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Executive has, had or may have had arising from or relating to his employment with 3Com and the termination thereof (“Claims”).  The Executive understands that the Claims that he is hereby releasing include, but are not limited to:

a.     Any and all Claims that in any way arise from or relate to the Executive’s employment with 3Com or the termination of that employment, such as claims for compensation, bonuses, commissions, benefits, reimbursements, lost wages, or unused accrued PTO;

b.     Any and all Claims that in any way arise from or relate to the design or administration of any employee benefit program;

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c.     Any and all Claims that arise from or relate to any severance or similar benefits or to post-employment health or group insurance benefits not expressly set forth in Section 3 of the Severance Agreement and General Release, including without limitation any and all Claims to benefits or compensation under the Executive’s Management Retention Agreement, as amended, and the Company’s Section 16 Officer Severance Plan;

d.     Any and all Claims based on a contract, any employment or wrongful discharge claims or tort claims, and any and all Claims based on a federal, state or local law, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Fair Labor Standards Act, Massachusetts General Laws ch. 151B, all as may have been amended, and any other federal, state, or local common law, statute, regulation, or ordinance of any other type or kind.

The Executive understands that he is hereby releasing Claims that he may not know about.  Notwithstanding anything to the contrary contained in this Agreement, the Executive’s release of Claims under this Section 4 does not constitute a waiver by the Executive of any rights or benefits that he may have pursuant to (i) this Agreement, (ii) the Company’s 401(k) Plan, and (iii) any right of indemnification or contribution against the Company under applicable insurance policies, statutory law or Company by-laws, if any, to the same extent available to any other officer of the Company for any third-party claim against him arising from his employment as an officer of the Company.

5.             Covenant Not to Sue.  The Executive expressly warrants and agrees that he has not as of the date of this Supplemental Release Agreement filed or maintained and will not in the future file or maintain any lawsuit, claim or action of any kind whatsoever against the Released Parties nor will he cause or knowingly permit any such lawsuit, claim or action to be filed or maintained on his behalf in any federal, state or municipal court, administrative agency or other tribunal relating to any Claim(s) released pursuant to Section 4 of this Agreement.  In the event that the Executive brings any action in contravention of this covenant not to sue, he understands and agrees that he shall be required to repay 3Com the consideration described in Section 3(a) of the Severance Agreement and General Release, regardless of the outcome of the legal action.

6.             Return of Company Property.  The Executive hereby warrants and confirms that he has returned to 3Com all Company property and equipment in his possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards.  He further warrants and confirms that he has left intact all electronic Company documents, including those that he developed or helped develop during his employment.  To the extent that the Executive had electronic Company documents in his possession or control through a personal computer, he further warrants and certifies that he has permanently destroyed all such files.

WHEREFORE, the Executive has read this Supplemental Release Agreement, has carefully considered its provisions, have had an opportunity to discuss it with an attorney, and attests that he is fully competent to execute this Supplemental Release Agreement and that he fully understands and knowingly accepts its terms and conditions in their entirety and without reservation.

Dated as of this day of , .

Dennis Connors

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